Filed pursuant to Rule 424(b)(3)

Registration No. 333-243483

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated August 27, 2020)

Summit Midstream Partners, LP

10,000,000 Common Units

Representing Limited Partner Interests

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated August 27, 2020 (the “prospectus”), relating to up to 10,000,000 common units representing limited partner interests in Summit Midstream Partners, LP to be offered on a secondary basis by the selling unitholders named in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2020, which is set forth below.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors described under “Risk Factors” beginning on page 6 of the prospectus for a discussion of important risks you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 9, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2020

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Louisiana Street, Suite 4200

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(Registrant’s telephone number, including area code): (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SMLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

On September 9, 2020, Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), issued a press release announcing the amendment to the Tender Offers (as defined below) described in Item 8.01 below. A copy of the related press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission, whether or not filed under the Securities Act of 1933 or the 1934 Act, regardless of any general incorporation language in such document.

Item 8.01	Other Events

As previously announced, on August 25, 2020, Summit Midstream Holdings, LLC (the “Company”), a Delaware limited liability company and subsidiary of the Partnership, and Summit Midstream Finance Corp., a Delaware corporation and subsidiary of the Partnership (the “Co-Issuer,” and together with the Company, the “Issuers”), commenced tender offers (the “Tender Offers”) to purchase for cash a portion of the Issuers’ 5.75% Senior Notes due 2025 (the “2025 Notes”) and 5.50% Senior Notes due 2022 (the “2022 Notes,” and together with the 2025 Notes, the “Notes”) pursuant to the terms and subject to the conditions set forth in the Offer to Purchase, dated August 25, 2020 (the “Offer to Purchase”). The maximum amount of 2025 Notes that may be purchased in the Tender Offers will be a principal amount of 2025 Notes that could be purchased with a purchase price, excluding Accrued Interest (as defined in the Offer to Purchase), of up to $60,000,000, and the maximum amount of 2022 Notes that may be purchased in the Tender Offers will be a principal amount of 2022 Notes that could be purchased with a purchase price, excluding Accrued Interest, of up to $60,000,000 less the aggregate purchase price, excluding Accrued Interest, of 2025 Notes purchased in the Tender Offers.

On September 9, 2020, the Partnership issued a press release announcing that the Tender Offers were amended to extend the Early Tender Deadline (as defined in the Offer to Purchase) to 5:00 p.m., New York City time, on September 16, 2020.

As of 5:00 p.m., New York City time, on Tuesday, September 8, 2020, according to information provided by D.F. King & Co., Inc., the Tender and Information Agent for the Tender Offers, approximately $32,919,000 aggregate principal amount of the 2022 Notes had been validly tendered and not withdrawn and approximately $33,012,000 aggregate principal amount of the 2025 Notes had been validly tendered and not withdrawn. The Withdrawal Deadline (as defined in the Offer to Purchase) expired at 5:00 p.m., New York City time, on September 8, 2020. As such, Notes tendered in the Tender Offers after that time may not be withdrawn, except as required by law.

The Tender Offers remain scheduled to expire at 11:59 p.m., New York City time, on September 22, 2020, unless extended. The Issuers plan to settle the Tender Offers on September 24, 2020.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated September 9, 2020.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Dated: September 9, 2020	/s/ Marc D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer

Exhibit 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces Extension of Early Tender Deadline

Relating to Tender Offers for Outstanding 2025 and 2022 Senior Notes

Houston, Texas (September 9, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership” or “SMLP”) announced today that its subsidiaries, Summit Midstream Holdings, LLC and Summit Midstream Finance Corp. (collectively, the “Issuers”), have amended their previously announced cash tender offers (the “Tender Offers”) to purchase a portion of the Issuers’ outstanding 5.50% Senior Notes due 2022 (“2022 Notes”) and outstanding 5.75% Senior Notes due 2025 (“2025 Notes” and, together with the 2022 Notes, the “Notes”) in separate modified “Dutch Auctions” pursuant to the terms and subject to the conditions set forth in the Offer to Purchase, dated August 25, 2020 (as may be amended or supplemented from time to time, the “Offer to Purchase”). The maximum amount of 2025 Notes that may be purchased in the Tender Offers will be a principal amount of 2025 Notes that could be purchased with a purchase price, excluding Accrued Interest (as defined in the Offer to Purchase), of up to $60,000,000, and the maximum amount of 2022 Notes that may be purchased in the Tender Offers will be a principal amount of 2022 Notes that could be purchased with a purchase price, excluding Accrued Interest, of up to $60,000,000 less the aggregate purchase price, excluding Accrued Interest, of 2025 Notes purchased in the Tender Offers.

The Issuers are extending the Early Tender Deadline (as defined in the Offer to Purchase) to 5:00 p.m., New York City time, on Wednesday, September 16, 2020.

As of 5:00 p.m., New York City time, on Tuesday, September 8, 2020, according to information provided by D.F. King & Co., Inc., the Tender and Information Agent for the Tender Offers, approximately $32,919,000 aggregate principal amount of the 2022 Notes had been validly tendered and not withdrawn and approximately $33,012,000 aggregate principal amount of the 2025 Notes had been validly tendered and not withdrawn. The Withdrawal Deadline (as defined in the Offer to Purchase) expired at 5:00 p.m., New York City time, on September 8, 2020. As such, Notes tendered in the Tender Offers after that time may not be withdrawn, except as required by law.

The Tender Offers remain scheduled to expire at 11:59 p.m., New York City time, on September 22, 2020, unless extended. The Issuers plan to settle the Tender Offers on September 24, 2020.

The complete terms and conditions of the Tender Offers are set forth in the Offer to Purchase that was sent to the Holders. Copies of the Offer to Purchase may be obtained from the Tender and Information Agent, D.F. King & Co., Inc., at 800-967-5084 (toll free) for noteholders, 212-269-5550 for banks and brokers or smlp@dfking.com.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY OF THE NOTES. THIS PRESS RELEASE IS NOT A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFERS. THE PARTNERSHIP IS MAKING THE TENDER OFFERS ONLY BY, AND PURSUANT TO THE TERMS OF THE OFFER TO PURCHASE AND OTHER RELATED DOCUMENTS. THE TENDER OFFERS ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE ISSUERS, THE PARTNERSHIP, OUR GENERAL PARTNER, ITS BOARD OF DIRECTORS, OFFICERS OR EMPLOYEES, THE TENDER AND INFORMATION AGENT OR THE DEALER MANAGER FOR THE TENDER OFFERS MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFERS. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws, including, without limitation, information concerning completion of the Tender Offers, the terms and timing of the Tender Offers, and the impact of completion of the Tender Offers. The Issuers may modify the terms or timing of the Tender Offers with requisite notice. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements including statements about the Tender Offers and statements about the Notes that remain outstanding after the Tender Offers, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the Securities Exchange Commission on May 8, 2020, and Quarterly Report on Form 10-Q for the three months ended June 30, 2020 filed with the Securities Exchange Commission on August 10, 2020, each as amended and updated from time to time. Any forward-looking statements in this press release, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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